Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner Jane B. Kearns	(215) 286-7392 (215) 286-4794	D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS 2nd QUARTER 2012 RESULTS

Consolidated Revenue Increased 6%, Operating Cash Flow Increased 4% and Operating

Income Increased 5%

Earnings per Share Increased 35% to $0.50

Generated $1.6 Billion of Free Cash Flow

Dividends and Share Repurchases Totaled $1.2 Billion

Philadelphia, PA – August 1, 2012…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2012.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “Our solid operating and financial results for the second quarter underscore the strength of our cable company and our focus on driving operational excellence and technology innovations. We are improving the customer experience and delivering exceptional products, which are the foundation for cable’s continued momentum in High-Speed Internet and Business Services and stronger Video and Voice customer results.

NBCUniversal’s second quarter performance came in as anticipated, and we continue to be very positive about our opportunities to build value across all the NBCUniversal businesses. Comcast Cable and NBCUniversal are also working well together to launch innovative products and experiences – and these efforts are being showcased now as we utilize all of our content and technology platforms to deliver the most comprehensive Olympics coverage ever.”

Consolidated Financial Results

($ in millions)	2nd Quarter			Year to Date
Consolidated Results	2011	2012*	Growth	2011**	2012*	Growth

Revenue	$14,333	$15,211	6.1%	$26,461	$30,089	13.7%

Operating Cash Flow (OCF)[1]	$4,801	$5,004	4.2%	$8,867	$9,692	9.3%

Operating Income	$2,938	$3,079	4.8%	$5,162	$5,837	13.1%

Earnings per Share[2]	$0.37	$0.50	35.1%	$0.70	$0.94	34.3%

Free Cash Flow[3]	$1,520	$1,554	2.2%	$3,741	$4,593	22.8%

* 2012 includes 100% of Universal Orlando results.

** Year to date 2011 includes 5 months of NBCUniversal results.

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated financial results include NBCUniversal from January 28, 2011 and 100% of Universal Orlando from July 1, 2011.

Revenue increased 6.1% in the second quarter of 2012 to $15.2 billion, while Operating Cash Flow increased 4.2% to $5.0 billion and Operating Income increased 4.8% to $3.1 billion.

For the six months ended June 30, 2012, revenue increased 13.7% to $30.1 billion, while operating cash flow increased 9.3% to $9.7 billion and operating income increased 13.1% to $5.8 billion.

Earnings per Share (EPS) for the second quarter of 2012 was $0.50, a 35.1% increase from the $0.37 reported in the second quarter of 2011. Excluding a $137 million non-cash, non-recurring income tax charge in the second quarter of 2011, EPS increased 19.0% in the second quarter of 2012 (see Table 4).

EPS for the six months ended June 30, 2012 was $0.94, a 34.3% increase from the $0.70 reported in the prior year. Excluding NBCUniversal transaction and related costs incurred in the first six months of 2011 and the non-cash, non-recurring income tax charge noted above, EPS increased 22.1% (see Table 4).

Free Cash Flow (excluding any impact from the Economic Stimulus packages) for the second quarter of 2012 increased 2.2% to $1.6 billion compared to the second quarter of 2011, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher taxes and capitalized software and intangible asset expenditures. Free cash flow for the six months ended June 30, 2012 increased 22.8% to $4.6 billion compared to $3.7 billion in 2011.

($ in millions)	2nd Quarter			Year to Date
Free Cash Flow	2011	2012*	Growth	2011**	2012*	Growth
Operating Cash Flow	$4,801	$5,004	4.2%	$8,867	$9,692	9.3%
Capital Expenditures	(1,271)	(1,287)	1.3%	(2,377)	(2,461)	3.5%
Cash Paid for Capitalized Software and Other Intangible Assets	(173)	(230)	32.9%	(296)	(414)	39.9%
Cash Interest Expense	(540)	(544)	0.7%	(1,197)	(1,158)	(3.3%)
Cash Taxes	(496)	(904)	82.3%	(570)	(1,022)	79.3%
Changes in Operating Assets and Liabilities	(428)	(305)	(28.7%)	(421)	41	NM
Noncash Share-Based Compensation	90	100	11.1%	174	189	8.6%
Proceeds from Investments and Other	75	77	2.7%	143	152	6.3%
Distributions to Noncontrolling Interests	(129)	(175)	35.7%	(175)	(233)	33.1%
Excess Tax Benefits Under Share-Based Compensation	(14)	(6)	(57.1%)	(40)	(79)	97.5%
Nonoperating Items	(9)	(9)	-	19	53	NM

Free Cash Flow (Incl. Economic Stimulus Packages)	$1,906	$1,721	(9.7%)	$4,127	$4,760	15.3%
Economic Stimulus Packages	(386)	(167)	(56.7%)	(386)	(167)	(56.7%)

Free Cash Flow	$1,520	$1,554	2.2%	$3,741	$4,593	22.8%

* 2012 includes 100% of Universal Orlando results.

** Year to date 2011 includes 5 months of NBCUniversal results.

Note: The definition of Free Cash Flow excludes any impact from the 2008-2012 Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. NM=comparison not meaningful.

Dividends and Share Repurchases. During the second quarter of 2012, Comcast paid dividends totaling $438 million and repurchased 25.8 million of its common shares for $750 million. Year-to-date, Comcast has repurchased 51.7 million of its common shares for $1.5 billion. As of June 30, 2012, Comcast had approximately $5.0 billion available under its share repurchase authorization.

Pro Forma Financial Results

Pro forma results are presented as if the NBCUniversal transaction, which closed on January 28, 2011, and the Universal Orlando transaction, which closed on July 1, 2011, were effective on January 1, 2010. These results are based on historical results of operations, adjusted for the effects of acquisition accounting and eliminating the costs and expenses directly related to the transaction, and are not necessarily indicative of what the results would have been had Comcast operated NBCUniversal and Universal Orlando since January 1, 2010 (see Table 5 for reconciliations of pro forma financial information).

($ in millions)	2nd Quarter			Year to Date
Consolidated Pro Forma Results	2011	2012	Growth	2011	2012	Growth

Revenue	$14,700	$15,211	3.5%	$28,280	$30,089	6.4%

Operating Cash Flow (OCF)	$4,960	$5,004	0.9%	$9,236	$9,692	4.9%

Consolidated Pro Forma Revenue increased 3.5% in the second quarter of 2012 to $15.2 billion compared to $14.7 billion in the second quarter of 2011. Consolidated Pro Forma Operating Cash Flow increased 0.9% to $5.0 billion compared to last year’s second quarter.

For the six months ended June 30, 2012, consolidated pro forma revenue increased 6.4% to $30.1 billion compared to $28.3 billion in 2011. Consolidated pro forma operating cash flow increased 4.9% to $9.7 billion compared to $9.2 billion in the first six months of 2011.

Cable Communications

($ in millions)	2nd Quarter				Year to Date
	2011	2012	Growth		2011	2012	Growth
Cable Communications Revenue
Video	$4,941	$5,079	2.8%		$9,832	$10,048	2.2%
High-Speed Internet	2,186	2,380	8.9%		4,292	4,703	9.6%
Voice	878	889	1.2%		1,738	1,767	1.6%
Business Services	435	582	34.2%		829	1,123	35.6%
Advertising	512	552	7.6%		967	1,028	6.3%
Other	389	415	6.7%		767	827	7.8%

Cable Communications Revenue	$9,341	$9,897	6.0%		$18,425	$19,496	5.8%

Cable Communications OCF	$3,886	$4,101	5.5%		$7,635	$8,056	5.5%
OCF Margin	41.6%	41.4%			41.4%	41.3%

Cable Communications Capital Expenditures	$1,181	$1,124	(4.9%	)	$2,234	$2,180	(2.4%	)
Percent of Cable Communications Revenue	12.6%	11.4%			12.1%	11.2%

Revenue. For the second quarter of 2012, Cable revenue increased 6.0% to $9.9 billion compared to $9.3 billion in the second quarter of 2011. This increase was driven by an 8.9% increase in High-Speed Internet revenue, a 34.2% increase in Business Services revenue and a 2.8% increase in Video revenue. Monthly average total revenue per Video customer increased 8.0% to $148.57, reflecting a growing number of residential customers taking multiple products, rate adjustments and a higher contribution from Business Services.

For the six months ended June 30, 2012, Cable revenue increased 5.8% to $19.5 billion compared to $18.4 billion in 2011.

Operating Cash Flow. For the second quarter of 2012, Cable operating cash flow increased 5.5% to $4.1 billion compared to $3.9 billion in the second quarter of 2011, reflecting higher revenue offset primarily by increases in video programming as well as sales and marketing to support growth and enhance our competitive position in both residential and business services. This quarter’s operating cash flow margin was 41.4% compared to 41.6% in the second quarter of 2011.

For the six months ended June 30, 2012, Cable operating cash flow increased 5.5% to $8.1 billion compared to $7.6 billion in 2011. Year-to-date operating cash flow margin was 41.3% compared to 41.4% in 2011.

Capital Expenditures. For the second quarter of 2012, Cable capital expenditures decreased 4.9% to $1.1 billion compared to $1.2 billion in the prior year, primarily reflecting lower spending on customer premise equipment. Cable capital expenditures represented 11.4% of Cable revenue in the second quarter of 2012 compared to 12.6% in last year’s second quarter.

For the six months ended June 30, 2012, Cable capital expenditures decreased 2.4% to $2.2 billion, representing 11.2% of Cable revenue.

Customers. In the second quarter, combined Video, High-Speed Internet and Voice customers increased by 138,000, a 40.1% increase compared to second quarter 2011 net additions. As of June 30, 2012, Video, High-Speed Internet and Voice customers totaled 50.5 million, an increase of 1.4 million or 2.8% over last year’s second quarter.

(in thousands)	Customers		Net Adds
	2Q11	2Q12	2Q11	2Q12
Video Customers	22,513	22,118	(238)	(176)
High-Speed Internet Customers	17,547	18,738	144	156
Voice Customers	9,063	9,664	193	158

Combined Video, HSI and Voice Customers	49,123	50,521	99	138

NBCUniversal

Pro forma NBCUniversal results are presented as if the NBCUniversal transaction, which closed on January 28, 2011, and the Universal Orlando transaction, which closed on July 1, 2011, were effective on January 1, 2010.

Revenue for NBCUniversal decreased 0.8% to $5.5 billion in the second quarter of 2012 compared to last year’s second quarter reflecting the impact on our Cable Networks and Broadcast Television segments from a content licensing agreement signed in the second quarter of 2011 and underperformance in our Filmed Entertainment segment. Operating Cash Flow decreased 15.4% to $982 million compared to $1.2 billion in the second quarter of 2011 reflecting the decrease in revenue as well as higher programming investments.

For the six months ended June 30, 2012, NBCUniversal revenue increased 7.8% to $11.0 billion. Excluding $259 million of revenue related to the Super Bowl in the first quarter of 2012, revenue increased 5.2%. Operating cash flow increased 1.6% to $1.8 billion compared to the first six months of 2011 (see Table 6).

($ in millions) (pro forma)	2nd Quarter				Year to Date
	2011	2012	Growth		2011	2012	Growth
NBCUniversal Revenue
Cable Networks	$2,173	$2,252	3.6%		$4,193	$4,390	4.7%
Broadcast Television	1,695	1,540	(9.1%	)	3,047	3,391	11.3%
Filmed Entertainment	1,254	1,231	(1.8%	)	2,229	2,423	8.7%
Theme Parks	521	539	3.4%		911	951	4.4%
Headquarters, Other and Eliminations	(96)	(58)	39.2%		(194)	(179)	7.7%

NBCUniversal Revenue	$5,547	$5,504	(0.8%	)	$10,186	$10,976	7.8%

NBCUniversal OCF
Cable Networks	$846	$788	(6.8%	)	$1,663	$1,593	(4.2%	)
Broadcast Television	190	196	2.7%		210	186	(11.5%	)
Filmed Entertainment	27	(83)	NM		(119)	(77)	35.8%
Theme Parks	225	235	4.2%		359	392	9.0%
Headquarters, Other and Eliminations	(127)	(154)	(20.3%	)	(347)	(299)	13.7%

NBCUniversal OCF	$1,161	$982	(15.4%	)	$1,766	$1,795	1.6%

Cable Networks

For the second quarter of 2012, revenue from the Cable Networks segment increased 3.6% to $2.3 billion compared to $2.2 billion in the second quarter of 2011, driven by a 6.8% increase in distribution revenue and a 4.1% increase in advertising revenue, partially offset by lower revenue from a content licensing agreement signed in the second quarter of 2011. Operating cash flow decreased 6.8% to $788 million compared to $846 million in the second quarter of 2011, reflecting higher programming and production costs, primarily due to increased investment in original programming and higher NHL and NBA programming costs.

For the six months ended June 30, 2012, revenue from the Cable Networks segment increased 4.7% to $4.4 billion compared to $4.2 billion in 2011. Operating cash flow decreased 4.2% to $1.6 billion compared to $1.7 billion in the first six months of 2011.

Broadcast Television

For the second quarter of 2012, revenue from the Broadcast Television segment decreased 9.1% to $1.5 billion compared to $1.7 billion in the second quarter of 2011, reflecting lower revenue from a content licensing agreement signed in the second quarter of 2011. Operating cash flow increased 2.7% to $196 million compared to $190 million in the second quarter of 2011, reflecting improved performance at the owned local stations, partially offset by increased investment in programming.

For the six months ended June 30, 2012, revenue from the Broadcast Television segment increased 11.3% to $3.4 billion compared to $3.0 billion in 2011. Excluding the impact of the Super Bowl in the first quarter of 2012, revenue increased 2.8%. Operating cash flow decreased 11.5% to $186 million compared to $210 million in the first six months of 2011 (see Table 6).

Filmed Entertainment

For the second quarter of 2012, revenue from the Filmed Entertainment segment decreased 1.8% to $1.2 billion compared to $1.3 billion in the second quarter of 2011, primarily reflecting lower theatrical and stage plays revenue, partially offset by higher content licensing revenue. In the second quarter of 2012, the Filmed Entertainment segment generated an operating cash flow loss of $83 million compared to operating cash flow of $27 million in the second quarter of 2011, primarily driven by the underperformance of Battleship.

For the six months ended June 30, 2012, revenue from the Filmed Entertainment segment increased 8.7% to $2.4 billion compared to $2.2 billion in 2011. Operating cash flow was a loss of $77 million compared to a loss of $119 million in the first six months of 2011.

Theme Parks

Theme Parks results are presented as if the Universal Orlando transaction, which closed on July 1, 2011, was effective on January 1, 2010. As a result, Theme Parks segment revenue and operating cash flow includes the results of Universal Orlando, Universal Hollywood and international licensing fees.

For the second quarter of 2012, revenue from the Theme Parks segment increased 3.4% to $539 million compared to $521 million in the second quarter of 2011, driven by solid performance at the Orlando and Hollywood parks. Second quarter operating cash flow increased 4.2% to $235 million compared to $225 million in the same period last year.

For the six months ended June 30, 2012, revenue from the Theme Parks segment increased 4.4% to $951 million compared to $911 million in 2011. Operating cash flow increased 9.0% to $392 million compared to $359 million in the first six months of 2011.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations between the NBCUniversal businesses. For the quarter ended June 30, 2012, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $154 million compared to a loss of $127 million in the second quarter of 2011 which includes non-recurring transaction-related costs that totaled $6 million.

For the six months ended June 30, 2012, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $299 million compared to a loss of $347 million in 2011 which includes non-recurring transaction-related costs that totaled $98 million.

Corporate, Other and Eliminations

Pro forma Corporate, Other and Eliminations include corporate operations, Comcast-Spectacor and eliminations between Comcast’s businesses. For the quarter ended June 30, 2012, Corporate, Other and Eliminations revenue was ($190) million compared to ($188) million in 2011. The operating cash flow loss was $79 million compared to a loss of $87 million in the second quarter of 2011.

For the six months ended June 30, 2012, Corporate and Other revenue and eliminations were ($383) million compared to ($331) million in 2011. The operating cash flow loss was $159 million compared to a loss of $165 million in the first six months of 2011.

Notes:

1

We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2	Earnings per share amounts are presented on a diluted basis.

3

We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits. We do not present Free Cash Flow on a pro forma basis.

All percentages are calculated on whole numbers. Differences may exist due to rounding.

###

Conference Call Information

Comcast Corporation will host a conference call with the financial community today, August 1, 2012 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 93213388. A replay of the call will be available starting at 12:30 p.m. ET on August 1, 2012, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, August 8, 2012 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 93213388. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

###

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

###

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

###

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the world’s leading media, entertainment and communications companies. Comcast is principally involved in the operation of cable systems through Comcast Cable Communications and in the development, production and distribution of entertainment, news, sports and other content for global audiences through NBCUniversal. Comcast Cable Communications is one of the nation’s largest video, high-speed Internet and phone providers to residential and business customers. Comcast is the majority owner and manager of NBCUniversal, which owns and operates entertainment and news cable networks, the NBC and Telemundo broadcast networks, local television station groups, television production operations, a major motion picture company and theme parks.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Revenue	$14,333	$15,211	$26,461	$30,089

Operating costs and expenses	9,532	10,207	17,594	20,397

Operating cash flow	4,801	5,004	8,867	9,692

Depreciation expense	1,478	1,516	2,964	3,045
Amortization expense	385	409	741	810

	1,863	1,925	3,705	3,855

Operating income	2,938	3,079	5,162	5,837

Other income (expense)
Interest expense	(621)	(625)	(1,226)	(1,265)
Investment income (loss), net	61	8	150	100
Equity in net income (losses) of investees, net	37	29	-	32
Other income (expense), net	(34)	(47)	(70)	(63)

	(557)	(635)	(1,146)	(1,196)

Income before income taxes	2,381	2,444	4,016	4,641

Income tax expense	(1,014)	(811)	(1,610)	(1,561)

Net income	1,367	1,633	2,406	3,080

Net (income) loss attributable to noncontrolling interests	(345)	(285)	(441)	(508)

Net income attributable to Comcast Corporation	$1,022	$1,348	$1,965	$2,572

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.37	$0.50	$0.70	$0.94

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.1125	$0.1625	$0.225	$0.325

Diluted weighted-average number of common shares	2,789	2,717	2,799	2,733

Note: Consolidated financial results include NBCUniversal from January 28, 2011 and 100% of Universal Orlando from July 1, 2011.

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2011	June 30, 2012
ASSETS

Current Assets
Cash and cash equivalents	$1,620	$2,101
Investments	54	2,231
Receivables, net	4,351	4,387
Programming rights	987	1,114
Other current assets	1,561	1,521

Total current assets	8,573	11,354

Film and television costs	5,227	5,120

Investments	9,854	8,018

Property and equipment, net	27,559	26,891

Franchise rights	59,376	59,364

Goodwill	26,874	27,010

Other intangible assets, net	18,165	17,786

Other noncurrent assets, net	2,190	2,145

	$157,818	$157,688

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,705	$5,730
Accrued participations and residuals	1,255	1,300
Deferred revenue	790	1,027
Accrued expenses and other current liabilities	4,124	4,731
Current portion of long-term debt	1,367	2,954

Total current liabilities	13,241	15,742

Long-term debt, less current portion	37,942	34,175

Deferred income taxes	29,932	29,881

Other noncurrent liabilities	13,034	13,432

Redeemable noncontrolling interests	16,014	16,279

Equity
Comcast Corporation shareholders’ equity	47,274	47,731
Noncontrolling interests	381	448

Total Equity	47,655	48,179

	$157,818	$157,688

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Six Months Ended June 30,
	2011	2012

OPERATING ACTIVITIES
Net income	$2,406	$3,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,705	3,855
Amortization of film and television costs	2,889	4,156
Share-based compensation	174	189
Noncash interest expense (income), net	78	105
Equity in net (income) losses of investees, net	-	(32)
Cash received from investees	170	142
Net (gain) loss on investment activity and other	(107)	(27)
Deferred income taxes	693	41
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in receivables, net	277	(30)
Change in film and television costs	(3,268)	(4,176)
Change in accounts payable and accrued expenses related to trade creditors	(154)	(4)
Change in other operating assets and liabilities	93	516

Net cash provided by operating activities	6,956	7,815

INVESTING ACTIVITIES
Capital expenditures	(2,377)	(2,461)
Cash paid for intangible assets	(296)	(414)
Acquisitions, net of cash acquired	(5,660)	-
Proceeds from sales of businesses and investments	116	64
Purchases of investments	(46)	(108)
Other	(23)	90

Net cash provided by (used in) investing activities	(8,286)	(2,829)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	741	(554)
Repurchases and repayments of debt	(1,764)	(1,692)
Repurchases and retirements of common stock	(1,050)	(1,500)
Dividends paid	(572)	(741)
Issuances of common stock	206	184
Distributions to noncontrolling interests	(175)	(233)
Other	(43)	31

Net cash provided by (used in) financing activities	(2,657)	(4,505)

Increase (decrease) in cash and cash equivalents	(3,987)	481

Cash and cash equivalents, beginning of period	5,984	1,620

Cash and cash equivalents, end of period	$1,997	$2,101

Note: Consolidated financial results include NBCUniversal from January 28, 2011 and 100% of Universal Orlando from July 1, 2011.

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2011	2012	2011	2012

Operating income	$2,938	$3,079	$5,162	$5,837
Depreciation and amortization	1,863	1,925	3,705	3,855

Operating income before depreciation and amortization	4,801	5,004	8,867	9,692
Noncash share-based compensation expense	90	100	174	189
Changes in operating assets and liabilities	(428)	(305)	(421)	41

Cash basis operating income	4,463	4,799	8,620	9,922
Payments of interest	(540)	(544)	(1,197)	(1,158)
Payments of income taxes	(496)	(904)	(570)	(1,022)
Proceeds from investments and other	75	77	143	152
Excess Tax Benefits Under Share-Based Compensation	(14)	(6)	(40)	(79)

Net Cash Provided by Operating Activities	$3,488	$3,422	$6,956	$7,815

Capital expenditures	(1,271)	(1,287)	(2,377)	(2,461)
Cash paid for capitalized software and other intangible assets	(173)	(230)	(296)	(414)
Distributions to noncontrolling interests	(129)	(175)	(175)	(233)
Nonoperating items	(9)	(9)	19	53

Free Cash Flow (including Economic stimulus packages)	$1,906	$1,721	$4,127	$4,760
Economic stimulus packages	(386)	(167)	(386)	(167)

Total Free Cash Flow	$1,520	$1,554	$3,741	$4,593

Reconciliation of EPS Excluding Unfavorable Income Tax Adjustments and NBCUniversal Transaction and Related Costs (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share data)	2011		2012		2011		2012
	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)

Net income attributable to Comcast Corporation	$1,022	$0.37	$1,348	$0.50	$1,965	$0.70	$2,572	$0.94
Growth%			31.9%	35.1%			30.8%	34.3%

Unfavorable Income Tax Adjustments(2)	137	0.05	-	-	137	0.05	-	-
Comcast Costs Related to the NBCUniversal Transaction, net of tax(3)	-	-	-	-	51	0.02	-	-
NBCUniversal Transaction-Related Costs, net of tax(4)	2	0.00	-	-	16	0.00	-	-

Net income attributable to Comcast Corporation

(excluding Unfavorable Income Tax Adjustments and NBCUniversal Transaction and Related Costs)	$1,161	$0.42	$1,348	$0.50	$2,169	$0.77	$2,572	$0.94

Growth%			16.1%	19.0%			18.6%	22.1%

(1)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)	2011 Net Income attributable to Comcast Corporation includes an unfavorable tax adjustment due to changes in state tax legislation of $137 million in total.

(3)

2011 year to date Net Income attributable to Comcast Corporation includes $63 million of operating costs and expenses and $16 million of other expense ($80 million in total, $51 million net of tax) related to the NBCUniversal Transaction.

(4)

1st quarter 2011 Net Income attributable to Comcast Corporation includes $44 million in transaction-related costs, $14 million net of tax and noncontrolling interest. 2nd quarter 2011 Net Income attributable to Comcast Corporation includes $6 million in transaction-related costs, $2 million net of tax and noncontrolling interest.

Note: Consolidated financial results include NBCUniversal from January 28, 2011 and 100% of Universal Orlando from July 1, 2011. Minor differences may exist due to rounding.

TABLE 5 Reconciliation of GAAP to Pro Forma(1) Financial Information (Unaudited)

							Corporate, Other and
	GAAP				NBCUniversal		Eliminations		Total
								Pro Forma
			Corporate,					Corporate,
	Cable	Total	Other and		Pro Forma	Pro Forma	Pro Forma	Other and	Pro Forma	Total
(in millions)	Communications	NBCU	Eliminations	Total	Adjustments(1)	NBCU	Adjustments(1)	Eliminations	Adjustments(1)	Pro Forma
Three Months Ended June 30, 2011
Revenue	$ 9,341	$ 5,179	($187)	$14,333	$ 368	$ 5,547	($ 1)	($188)	$ 367	$14,700
Operating Costs and Expenses	5,455	4,178	(101)	9,532	208	4,386	-	(101)	208	9,740

Operating Cash Flow	$ 3,886	$ 1,001	($ 86)	$ 4,801	$ 160	$ 1,161	($ 1)	($ 87)	$ 159	$ 4,960

Three Months Ended June 30, 2012
Revenue	$ 9,897	$ 5,504	($190)	$15,211	-	$5,504	-	($190)	-	$15,211
Operating Costs and Expenses	5,796	4,522	(111)	10,207	-	4,522	-	(111)	-	10,207

Operating Cash Flow	$ 4,101	$ 982	($79)	$ 5,004	-	$982	-	($ 79)	-	$ 5,004

Six Months Ended June 30, 2011
Revenue	$18,425	$ 8,322	($286)	$26,461	$1,864	$10,186	($ 45)	($331)	$1,819	$28,280
Operating Costs and Expenses	10,790	6,863	(59)	17,594	1,557	8,420	(107)	(166)	1,450	19,044

Operating Cash Flow	$ 7,635	$ 1,459	($227)	$ 8,867	$ 307	$ 1,766	$ 62	($165)	$ 369	$ 9,236

Six Months Ended June 30, 2012
Revenue	$19,496	$10,976	($383)	$30,089	-	$10,976	-	($383)	-	$30,089
Operating Costs and Expenses	11,440	9,181	(224)	20,397	-	9,181	-	(224)	-	20,397

Operating Cash Flow	$ 8,056	$ 1,795	($159)	$ 9,692	-	$ 1,795	-	($159)	-	$ 9,692

(1)

Pro Forma information is presented as if the NBCUniversal transaction and the acquisition of the remaining 50% interest of Universal Orlando occurred January 1, 2010. Pro forma data does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what our results would have been had we operated the NBCUniversal contributed businesses or Universal Orlando since January 1, 2010, nor of our future results.

TABLE 6 Reconciliation of Consolidated Pro Forma NBCUniversal Revenue Excluding Super Bowl (Unaudited)

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2012	Growth %	2011	2012	Growth %
Revenue	$5,547	$5,504	(0.8%)	$10,186	$10,976	7.8%

Super Bowl	-	-		-	(259)

Revenue excluding Super Bowl	$5,547	$5,504	(0.8%)	$10,186	$10,717	5.2%

Reconciliation of Pro Forma Broadcast Television Revenue Excluding Super Bowl (Unaudited)

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2012	Growth %	2011	2012	Growth %
Revenue	$1,695	$1,540	(9.1%)	$3,047	$3,391	11.3%

Super Bowl	-	-		-	(259)

Revenue excluding Super Bowl	$1,695	$1,540	(9.1%)	$3,047	$3,132	2.8%

Note: Minor differences may exist due to rounding.